Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-263715) and Form S-3 (No. 333-274146) of our report dated March 28, 2024, with respect to the consolidated financial statements of Sharps Technology, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2023.

March 28, 2024

New York, NY

* * * * *

PKF O’CONNOR DAVIES LLP

245 Park Avenue, New York, NY 10167 I Tel: 212.867.8000 or 212.286.2600 I Fax: 212.286.4080 I www.pkfod.com

PKF O’Connor Davies LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.